Exhibit 99.1

Golden Entertainment Announces First Quarter 2016 Results

– Reports Combined Adjusted EBITDA up 15% –

– Completes Second Acquisition in Montana –

LAS VEGAS – May 5, 2016 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the quarter ended March 31, 2016. On July 31, 2015, Sartini Gaming, Inc. (“Sartini Gaming”) merged with a subsidiary of Lakes Entertainment (the “Merger”) and the Company was renamed Golden Entertainment. The Company’s financial results prior to July 31, 2015 do not include the operations of Sartini Gaming.

Key Highlights and Recent Developments

●

Net revenues for the three months ended March 31, 2016 were $91.0 million, compared to $12.8 million in the prior year quarter, with the increase due primarily to the Merger. Net revenues for the current quarter increased 7.4% compared to unaudited Combined Net Revenues of the Company and Sartini Gaming of $84.8 million in the prior year quarter.

●

Adjusted EBITDA for the three months ended March 31, 2016 was $10.5 million, compared to less than $0.1 million in the prior year quarter, with the increase due primarily to the Merger. Adjusted EBITDA for the current quarter increased 14.5% compared to the unaudited Combined Adjusted EBITDA of the Company and Sartini Gaming of $9.2 million in the prior year quarter.

●	For the quarter ended March 31, 2016, net income was $2.2 million, or $0.10 per diluted share, compared to a net loss of $1.7 million, or $0.13 per diluted share, in the prior year quarter.
●

On March 25, 2016, the Company amended its credit agreement to increase the size of the revolving credit facility from $40 million to $50 million, and to provide for the borrowing of an additional $40 million in aggregate principal amount of senior secured term loans.

●

In January 2016, the Company completed the acquisition of approximately 1,000 gaming devices from a distributed gaming operator in the state of Montana, as well as certain non-gaming assets and the right to operate within certain locations, for total consideration of approximately $20.1 million.

●

In April 2016, the Company completed its acquisition of assets from a second distributed gaming operator in Montana, Amusement Services, LLC, that included approximately 1,800 gaming devices, nearly 500 amusement devices and 50 ATMs, along with certain other non-gaming assets and the right to operate within certain locations, for total consideration of approximately $25.0 million.

“The year is off to a great start with first quarter results highlighted by Combined Adjusted EBITDA growth of 15%. We are also excited about our entry into a new market with our Montana acquisitions,” said Blake L. Sartini, Chief Executive Officer of Golden Entertainment. “Our distributed gaming business, the largest in Nevada, now the second largest in Montana, and overall one of the largest in the country, sets us apart. Together with our 2,700 team members, we are building on our market-leading positions to enhance long-term growth and are demonstrating mobility and proficiency in acquiring and enhancing operations as a means to create shareholder returns.”

Results for the Three Months Ended March 31, 2016

Given the Merger, the following illustrates for each segment unaudited net revenues and Adjusted EBITDA for the three months ended March 31, 2016 and unaudited Combined Net Revenues and Combined Adjusted EBITDA for the Company and Sartini Gaming for the three months ended March 29, 2015. These unaudited combined financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have resulted had the Merger occurred on the first day of such period, or of the future results of the Company. The unaudited combined results do not reflect any operating efficiencies and associated cost savings that may be achieved as a result of the Merger.

Unaudited Consolidated Results (2016) and Unaudited Combined Results (2015) (1)(2)

(In thousands)

	Three Months Ended
	March 31, 2016	March 29, 2015(3)	% Change
Net Revenues
Distributed Gaming	$68,584	$61,691	11.2%
Casinos	22,413	23,035	-2.7%
Corporate and other	37	44	-15.9%
	$91,034	$84,770	7.4%
Adjusted EBITDA
Distributed Gaming	$10,221	$9,235	10.7%
Casinos	4,764	4,072	17.0%
Corporate and other	(4,437)	(4,098)	8.3%
	$10,548	$9,209	14.5%

(1)

Combined Net Revenues and Combined Adjusted EBITDA reflect the operations of Sartini Gaming for periods prior to the Merger combined with the operations of the Company, without adjustment and do not conform to the Securities and Exchange Commission rules for pro forma financial information; however, we have included the combined results because we believe they provide a meaningful comparison for the periods presented.

(2)

The Company’s Distributed Gaming segment involves the installation, maintenance and operation of gaming devices in certain strategic, high-traffic, non-casino locations (such as grocery stores, convenience stores, restaurants, bars, taverns saloons and liquor stores in Nevada and Montana), and the operation of traditional, branded taverns targeting local patrons, primarily in the greater Las Vegas, Nevada metropolitan area. The Company’s Casinos segment consists of the Rocky Gap Casino Resort in Flintstone, Maryland and three casinos in Pahrump, Nevada.

(3)

The unaudited combined financial information for the three months ended March 29, 2015 is derived from the Company’s unaudited consolidated statement of operations for such period and Sartini Gaming’s unaudited consolidated statement of operations for the three months ended March 31, 2015.

Net revenues for the three months ended March 31, 2016 were $91.0 million, compared to $12.8 million in the prior year period, with the increase due primarily to the Merger. Net revenues for the current quarter increased 7.4% compared to unaudited Combined Net Revenues of $84.8 million in the prior year quarter.

Adjusted EBITDA for the current year quarter was $10.5 million, compared to less than $0.1 million in the prior year quarter, with the increase due primarily to the Merger. Adjusted EBITDA for the current quarter increased 14.5% compared to unaudited Combined Adjusted EBITDA of $9.2 million in the prior year quarter.

For the quarter ended March 31, 2016, net income was $2.2 million, or $0.10 per diluted share, compared to a net loss of $1.7 million, or $0.13 per diluted share, in the prior year quarter. The current quarter results included the results of operations of Sartini Gaming for the full quarter. During the current year quarter, the Company incurred less than $0.1 million in Merger-related expenses and approximately $0.6 million in preopening expenses, which related to the opening of new taverns and the completion of its first acquisition in Montana. The results for the prior year quarter included approximately $0.8 million in Merger-related expenses and a gain on sale of cost method investment of $0.8 million.

Balance Sheet and Liquidity

As of March 31, 2016, the Company had cash and cash equivalents of $66.5 million, which included approximately $23.5 million in net proceeds related to the sale of the subordinated promissory note from the Jamul Indian Village (“Jamul Note”). Pursuant to the terms of the merger agreement relating to the Merger and subject to applicable law, the proceeds received from the sale of the Jamul Note, net of related costs, will be distributed in a cash dividend to the Company’s shareholders that hold shares as of the record date for such dividend (other than shareholders that have waived their right to receive such dividend). Under the terms of the merger agreement, Sartini Gaming’s former sole shareholder, for itself and any related party transferees of its shares (which total approximately 8.0 million shares in the aggregate), waived their right to receive such dividend with respect to their shares, except for a potential tax distribution, if any, unless their shares are sold to an unaffiliated third party prior to the record date for any such dividend. Also in connection with the Merger, holders of an additional approximately 0.5 million shares waived their right to receive such dividend, unless such shares are sold to an unaffiliated third party prior to the record date for any such dividend. The Company anticipates that the net proceeds received from the sale of the Jamul Note will be distributed to shareholders during the summer of 2016. The record date for such dividend will follow the Board of Directors’ declaration of any such dividend and will be announced at such time.

As of March 31, 2016, total debt outstanding of $161.6 million included a $157.0 million senior secured term loan and no borrowings under the Company’s $50.0 million senior secured revolving credit facility. The Company’s senior secured term loan and revolving credit facilities mature in July 2020. As of March 31, 2016, the weighted average effective interest rate on outstanding borrowings under these credit facilities was approximately 3.2%. On March 25, 2016, the Company amended its credit agreement to increase the size of the revolving credit facility from $40 million to $50 million, and to provide for the borrowing of an additional $40 million in aggregate principal amount of senior secured term loans, which was used to repay all of the then-outstanding borrowings under the revolving credit facility.

In January 2016, the Company completed the acquisition of approximately 1,000 gaming devices from a distributed gaming operator in the state of Montana, as well as certain non-gaming assets and the right to operate within certain locations, for total consideration of approximately $20.1 million, including the issuance of 50,252 shares of the Company’s common stock. The Company is required to pay $2.0 million of the total purchase price in cash in four quarterly installments beginning in September 2017, subject to certain potential adjustments. On April 22, 2016, the Company completed a second acquisition of distributed gaming assets in Montana, including approximately 1,800 gaming devices, nearly 500 amusement devices and 50 ATMs, along with certain other non-gaming assets and the right to operate within certain locations, for total consideration of approximately $25.0 million. The Company funded the purchase price using $25.0 million in borrowings under the Company’s senior secured revolving credit facility.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 5:00 p.m. Eastern Time on May 5, 2016, to discuss the first quarter 2016 results. The number to call is 1-888-461-2024 (domestic) or 1-719-325-2454 (international). A live webcast will be available in the Investors section of the Company’s website (www.goldenent.com). A replay of the conference call will be available through May 12, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 8104839.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “seek,” “should,” “think,” “will,” “would” and similar expressions. In addition, forward-looking statements include statements regarding the Company’s strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions, anticipated future growth and trends in the Company’s business or key markets, projections of future financial condition, operating results, or other financial items, anticipated regulatory and legislative changes, the Company’s ability to utilize the net operating loss carryforwards (“NOLs”) to offset future taxable income, the timing and amount of distributions to the Company’s shareholders of the net proceeds from the sale of the Jamul Note, as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the Merger and the acquisitions of distributed gaming assets in Montana, and integration risks relating to such transactions, changes in national, regional and local economic and market conditions, legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations), increases in gaming taxes and fees in the jurisdictions in which the Company operates, litigation, increased competition, the Company’s ability to renew its distributed gaming contracts, reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer), the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities, terrorist incidents, natural disasters, severe weather conditions, the effects of environmental and structural building conditions, the effects of disruptions to the Company’s information technology and other systems and infrastructure, the occurrence of an “ownership change” as defined in Section 382 of the Internal Revenue Code, and factors affecting the gaming, entertainment and hospitality industries generally. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does. A reconciliation of net income (loss) to Adjusted EBITDA and Combined Adjusted EBITDA is provided in the financial information tables below. Additionally, a reconciliation of net revenues to Combined Net Revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, Merger expenses, share-based compensation expenses, impairments and other gains and losses. “Adjusted EBITDA” for a particular segment is Adjusted EBITDA before corporate overhead, which is not allocated to each segment.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations. Golden Entertainment operates more than 12,000 gaming devices and over 30 table games in Nevada, Maryland and Montana. The Company owns four casino properties, 50 taverns and operates approximately 980 distributed gaming locations in Nevada, Maryland and Montana. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position, and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Investor Relations contact:	Jacques Cornet (ICR)

(702) 891-4264

ir@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands)

	Three Months Ended
	March 31, 2016	March 29, 2015
Revenues
Gaming	$78,472	$10,600
Food and beverage	13,341	1,348
Rooms	1,555	1,207
Other operating	2,212	375
Gross revenues	95,580	13,530
Less: Promotional allowances	(4,546)	(764)
Net revenues	91,034	12,766

Expenses
Gaming	53,987	6,065
Food and beverage	9,868	1,065
Rooms	260	158
Other operating	779	226
Selling, general and administrative	15,997	5,302
Merger expenses	41	833
Gain on sale of cost method investment	—	(750)
Impairments and other losses	—	331
Preopening expenses	573	—
Gain on disposal of property and equipment	—	(2)
Depreciation and amortization	5,792	879
Total expenses	87,297	14,107
Income (loss) from operations	3,737	(1,341)

Non-operating income (expense)
Interest expense, net	(1,457)	(229)
Other, net	18	—
Total non-operating expense, net	(1,439)	(229)
Income (loss) before income tax provision	2,298	(1,570)
Income tax provision	(59)	(155)
Net income (loss)	2,239	(1,725)
Other comprehensive loss	—	(1)
Comprehensive income (loss)	$2,239	$(1,726)

Weighted-average common shares outstanding
Basic	21,960	13,391
Dilutive impact of stock options	296	—
Diluted	22,256	13,391
Net income (loss) per share
Basic	$0.10	$(0.13)
Diluted	$0.10	$(0.13)

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$66,454	$69,177
Accounts receivable, net of allowance for doubtful accounts of $0.5 million and $0.4 million, respectively	4,983	3,033
Income taxes receivable	2,078	2,078
Prepaid expenses	5,547	6,803
Inventories	2,490	2,439
Other	93	114
Total current assets	81,645	83,644

Property and equipment, net	121,372	114,309

Other assets
Goodwill	98,222	96,288
Customer relationships, net	66,094	57,456
Other intangible assets, net	27,547	23,368
Land held for sale	960	960
Other	4,779	2,759
Total other assets	197,602	180,831
Total assets	$400,619	$378,784

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt, net	$11,610	$8,552
Accounts payable	8,572	8,237
Accrued taxes, other than income taxes	845	831
Accrued payroll and related	4,731	3,494
Deposits	381	128
Other accrued expenses	4,349	3,476
Total current liabilities	30,488	24,718

Long-term debt, net	147,170	137,546
Deferred taxes	4,530	4,471
Other long-term obligations	3,912	1,564
Total liabilities	186,100	168,299
Commitments and contingencies

Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 22,071 and 21,868 common shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	355	353
Additional paid-in capital	285,650	283,857
Accumulated deficit	(71,486)	(73,725)
Total shareholders' equity	214,519	210,485
Total liabilities and shareholders' equity	$400,619	$378,784

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended
	March 31, 2016	March 29, 2015
Adjusted EBITDA	$10,548	$9
Impairments and other losses	—	(331)
Gain on sale of cost method investment	—	750
Share-based compensation	(405)	(59)
Merger expenses	(41)	(833)
Preopening expenses	(573)	—
Gain on disposal of property and equipment	—	2
Depreciation and amortization	(5,792)	(879)
Income (loss) from operations	3,737	(1,341)
Non-operating income (expense)
Interest expense, net	(1,457)	(229)
Other, net	18	—
Total non-operating expense, net	(1,439)	(229)

Income (loss) before income tax provision	2,298	(1,570)
Income tax provision	(59)	(155)
Net income (loss)	$2,239	$(1,725)

Sartini Gaming, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited, in thousands)

Three Months Ended
March 31, 2015
Adjusted EBITDA	$9,200
Preopening expenses	(270)
Merger expenses	(157)
Depreciation and amortization	(3,471)
Other, net	(61)
Income from operations	5,241
Non-operating income (expense)
Interest expense, net	(5,464)
Total non-operating expense	(5,464)
Net loss	$(223)

Golden Entertainment, Inc.

Reconciliation of Net Revenues to Combined Net Revenues

(Unaudited, in thousands)

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	March 29, 2015	March 31, 2015	March 29, 2015

Distributed Gaming	$—	$61,691	$61,691
Casinos	12,722	10,313	23,035
Corporate and other	44	—	44
Net Revenues	$12,766	$72,004	$84,770

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Combined Adjusted EBITDA

(Unaudited, in thousands)

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	March 29, 2015	March 31, 2015	March 29, 2015

Distributed Gaming	$—	$9,235	$9,235
Casinos	1,494	2,578	4,072
Corporate and other	(1,485)	(2,613)	(4,098)
Adjusted EBITDA	$9	$9,200	$9,209